SHEP TECHNOLOGIES INC.
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
(Unaudited, Prepared by Management)

MARCH 31, 2003

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Balance Sheets
(Expressed in United States Dollars)
As at March 31, 2003
(Unaudited, Prepared by Management)

March 31, 2003 (Unaudited)	December 31, 2002

ASSETS

Current
    Cash and cash equivalents
    GST and VAT receivable
    Inventory
    Prepaid expenses

    Total current assets

Capital assets (note 4)
Intangible assets (note 5)

Total assets

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
    Accounts payable and accrued liabilities
    Loans payable (note 6)
    Due to related parties (note 8)

    Total current liabilities

Stockholders' deficiency
    Capital stock (note 7)
        Authorized
        100,000,000common shares, without par value
        Issued
            21,882,947 common shares (2002 - 21,637,280)
    Additional paid-in capital
    Cumulative translation adjustment
    Deficit accumulated during the development stage

    Total stockholders' deficiency

Total liabilities and stockholders' deficiency

$69,052 30,258 185,376 - 284,686 67,962 84,480 $ 437,128 $301,547 100,000 248,245 649,792 21,883 1,961,865 (26,950) (2,169,462) (212,664) $ 437,128	$4,253 20,725 202,015 98,649 325,642 84,154 87,124 $496,920 $417,632 60,000 116,148 593,780 21,637 1,777,861 (33,743) (1,862,615) (96,860) $496,920

Going Concern (note 2)
Subsequent events (note 10)

On behalf of the Board: /s/ Malcolm P. Burke Malcolm P. Burke Director	/s/ Tracy A. Moore Tracy A. Moore Director

The accompanying notes are an integral part of these consolidated financial statements.

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SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Operations
(Expressed in United States Dollars)
For the Quarter Ended March 31, 2003
(Unaudited, Prepared by Management)

Cumulative From Inception on January 6, 2000 to March 31, 2003	Three Months Ended
	March 31 2003	March 31, 2002

SALES

COST OF GOODS SOLD

Gross profit

EXPENSES
    Depreciation and amortization
    Research and development
    Research and development - related parties
    Selling, general and administrative - (note 9)
    Selling, general and administrative - related parties (notes 8b, 9)

    Loss from operations

OTHER INCOME (EXPENSE)
    Interest income
    Interest expense

Loss for the period

Basic and diluted loss per share
Weighted average number of shares of
common stock outstanding

$ 405,517 185,093 220,424 59,778 234,127 165,779 1,227,208 704,051 2,390,943 (2,170,519) 2,907 (1,850) 1,057 $ (2,169,462)	$ - - - 15,348 - - 177,177 112,488 305,013 (305,013) 16 (1,850) (1,834) $ (306,847) $ (0.01) 21,675,495	$ 20,266 11,005 9,261 2,924 - - 153,298 61,128 217,350 (208,089) - - - $ (208,089) $ (0.05) 4,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows
(Expressed in United States Dollars)
For the Quarter Ended March 31, 2003
(Unaudited, Prepared by Management)

Cumulative From Inception on January 6, 2000 to March 31, 2003	Three Months Ended,
	March 31, 2003	March 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
  Loss for the period
  Adjustment to reconcile loss to net cash used in operating activities:
      Depreciation and amortization
      Stock-based compensation paid as consulting fees
  Changes in non-cash working capital items:
      Increase in GST and VAT recoverable
      Decrease (increase) in inventories
      Decrease in prepaid expenses
      Increase in accounts payable
  Net cash used in operating activities

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of capital assets
  Acquisition of patents and designs

  Net cash provided (used) in investing activities

CASH FLOWS FROM FINANCING ACTIVITIES
  Capital stock issued for cash
  Cash acquired on recapitalization and acquisition
  Advances from SHEP Limited prior to recapitalization
  Related party advances capitalized
  Proceeds from short-term loan

  Net cash provided by financing activities

  Effect of exchange rate changes on cash

Change in cash and cash equivalents for the period

Cash and equivalents, beginning of period

Cash and cash equivalents, end of period

Cash paid during the period for:
  Interest expense
  Income taxes

$(2,169,462) 59,778 86,000 (30,258) (185,376) - 332,821 (1,906,497) (121,027) (80,321) (201,348) 757,782 382,586 452,439 494,900 100,000 2,187,707 (10,810) 69,052 - $ 69,052 $ - $ -	$ (306,847) 15,348 - (11,973) 999 92,790 27,299 (182,384) - - - 184,250 - - - 40,000 224,250 22,933 64,799 4,253 $ 69,052 $ - $ -	$ (208,089) 2,904 - - (24,602) - 35,536 (194,251) - - - - - - 175,912 - 175,912 799 (17,540) 44,592 $ 27,052 $ - $ -

The accompanying notes are an integral part of these consolidated financial statements.


SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)
For the Quarter Ended March 31, 2003
(Unaudited, Prepared by Management)

1.    Basis of Presentation

The accompanying unaudited consolidated financial statements do not include all information and footnote disclosures required for an annual set of financial statements under Canadian or United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at March 31, 2003 and for all periods presented, have been included. Interim results for the three-month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

The unaudited consolidated balance sheets, statements of operations and statements of cash flows include the accounts of the Company and its direct and indirect wholly-owned subsidiaries: SHEP Limited, an Isle of Man corporation; SHEP Technology, Inc., a Maine corporation; and SHEP Technologies, Inc., a Delaware Corporation. These financial statements have been prepared in accordance with US generally accepted accounting principles for interim financial information. The accounting principles used in these financial statements are those used in the preparation of the Company's audited financial statements for the year ended December 31, 2002.

These financial statements should be read in conjunction with the audited annual financial statements and notes thereto, as included in the Company's annual report for the fiscal year ended December 31, 2002. There are no material differences between US and Canadian generally accepted accounting principles as applied consistently in these interim financial statements.

2.    Going Concern

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of capital stock and debt. Continued operations of the Company are dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

	March 31, 2003	December 31, 2002
Deficit accumulated during the development stage Working capital (deficiency)	$(2,169,462) (365,106)	$(1,862,615) (268,138)

3.    Stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS 123 and the consensus in Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".

The following table illustrates the effect on loss and loss per common share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

From Inception on January 6, 2000 to March 31, 2003	Three Months Ended
	March 31, 2003	March 31, 2002

Loss, as reported

Add: Total stock-based employee compensation expense included in loss, as reported determined under APB 25, net of related tax effects

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects

Pro-forma loss

Loss per common share, basic and diluted

Loss per common share, basic and diluted, proforma

$(2,169,462) - (770,000) $(2,939,462) $ (0.10) $ (0.14)	$(306,847) - - $ (306,847) $ (0.01) $ (0.01)	$(208,089) - - $ (208,089) $ (0.05) $ (0.05)

4.    Capital Assets

	Cost	March 31, 2003 Accumulated Depreciation	Net Book Value	Cost	December 31, 2002 Accumulated Depreciation	Net Book Value
Plant and equipment	$ 128,496	$ 60,534	$ 67,962	$ 131,254	$ 47,100	$ 84,154

5.     Intangible Assets

	Cost	March 31, 2003 Accumulated Amortization	Net Book Value	Cost	December 31, 2002 Accumulated Amortization	Net Book Value
Patents pending	$ 85,549	$ 1,069	$ 84,480	$ 87,124	$ -	$ 87,124

6.    Loans Payable

Loans payable consist of two loans, one for $60,000 and one for $40,000, both bearing interest at 8% per annum, unsecured and due on the earlier of January 31, 2004 or on the date the Company receives debt or equity financing of at least $1,000,000. Interest in the amount of $1,850 has been accrued at March 31, 2003.

7.    Shareholders' Deficiency

Common stock

The common stock of the Company are all of the same class, are voting and entitle stockholders to receive dividends. In the event of a liquidation, dissolution or winding up, the common stockholders are entitled to receive equal distributions of net assets or any dividends which may be declared.

On February 28, 2003, the Company completed a private placement consisting of 245,667 units at a price of $0.75 per unit for proceeds of $184,250. Each unit consists of one share of common stock and one-half of one non-transferable share purchase warrant whereby each whole warrant entitles the holder to acquire one additional share of common stock at a price of $1.25 per share for a period of one year.

Warrants

As of March 31, 2003, the following warrants are outstanding:

a)   644,666 warrants exercisable at a price of $1.25 per share expiring September 12, 2003.
b)   122,834 warrants exercisable at a price of $1.25 per share expiring February 28, 2004.

Stock Options

On October 8, 2002, the Company adopted a stock incentive plan (the "2002 Stock Plan") to provide incentives to employees, directors and consultants. At the Company's annual general meeting, held November 22, 2002, the Company's shareholders approved the 2002 Stock Plan which provides for the issuance of up to 2,200,000 options of common stock with the maximum term of ten years. The board of directors has the exclusive power over the granting of options and their vesting provisions.

As of March 31, 2003, the Company had granted 1,000,000 options to employees, directors and consultants. The options have a six-year term, an exercise price of $1.00 per share and vested upon issuance. The fair value of the options granted was $0.86 per share based on the Black-Scholes option pricing model. Other than the 1,000,000 stock options granted during the prior year, there has been no other stock option activity or stock options outstanding for the three months ended March 31, 2003. The fair value of options granted to a consultant and a non-elected director of a subsidiary recognized during fiscal 2002 was $86,000 which has been recorded as consulting fees in the prior year.

A summary of stock options outstanding at March 31, 2003 is as follows:

	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 1.00	1,000,000	5.52 years	$ 1.00	1,000,000	$ 1.00

The Company uses the Black-Scholes option pricing model to compute estimated fair value, based on the following assumptions:

Risk-free interest rate Dividend yield rate Price volatility Weighted average expected life of options	5.0% - % 112% 6 years

8.    Related Party Transactions

The Company entered into the following transactions with related parties during the quarter ended March 31, 2003:

a) Paid or accrued management fees of $50,119 (2002 - $61,128) to significant corporate stockholders of the Company.

b) Paid or accrued administration fees included in general and office expenses of $6,043 (2002 - $Nil) to a company controlled by a director of the Company.

c) Paid or accrued management fees of $22,500 (2002 - $Nil) to a company controlled by an officer and director of the Company.

d) Paid or accrued consulting fees of $33,826 (2002 - $Nil) to a company controlled by an officer and director of the Company.

e) Disposed of inventory at cost valued at $13,571 to a significant corporate stockholder, and received $2,284 in cash receipts and $11,287 as a reduction of accounts payable.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Balances due to related parties, as at March 31, 2003:

	March 31, 2003	December 31, 2003
Marshalsea Hydraulics Limited Ifield Technology Ltd. Balco Holdings Inc. MCSI Consulting Services, Inc. SOPO Investments Ltd.	$ 54,729 98,618 4,801 50,490 26,500 $ 248,245	$ 31,410 72,314 2,257 30,039 17,500 $ 153,520

Selling, General and Administrative

	Cumulative Amounts From Date of Inception on January 6, 2000 to March 31, 2003	Three Months Ended
		March 31, 2003	March 31, 2002
EXPENSES Advertising and promotion Consulting fees Investor relations Management fees Office and general Professional fees Rent Salaries and benefits Travel and related Total expenses	$ 32,814 254,252 294,174 494,379 144,971 177,192 42,703 254,538 236,236 $ 1,931,259	$ 4,803 54,137 98,649 72,619 12,128 8,138 - 24,075 15,116 $ 289,665	$ - 49,455 - 19,023 7,691 80 5,080 38,944 94,153 $ 214,426

Financial Statement Presentation:

	Cumulative Amounts From Date of Inception on January 6, 2000 to March 31, 2003	Three Months Ended
		March 31, 2003	March 31, 2002
EXPENSES Incurred with non-related parties Incurred with related parties Total expenses	$ 1,227,208 704,0551 $ 1,931,259	$ 177,177 112,488 $ 289,665	$ 153,298 61,128 $ 214,426

10.    Subsequent Events

Private Placement

On April 8, 2003, the Company completed a private placement consisting of 588,235 units at a price of $0.85 per unit for proceeds of $500,000. Each unit consists of one share of common stock and one-half of one non-transferable share purchase warrant whereby each whole warrant entitles the holder to acquire one additional share of common stock at a price of $1.25 per share for a period one year.


SHEP TECHNOLOGIES INC.
(FORMERLY INSIDE HOLDINGS INC.)
QUARTERLY REPORT - FORM 51-901F
DECEMBER 31, 2002

SCHEDULE A: FINANCIAL STATEMENTS

See attached financial statements for the three-month period ended December 31, 2002.

SHEP TECHNOLOGIES INC. (OTCBB: STLOF) (the "Company") (formerly Inside Holdings Inc.) has changed its fiscal year end from April 30 to December 31 in order to harmonize its financial year-end and reporting practices with those of the Company's recently acquired subsidiaries. In light of the change of its fiscal year end and reverse takeover accounting treatment related to the acquisition, the Company is filing these interim financial statements for the twelve-month period ended December 31, 2002. A supplementary schedule has been added to the notes to the financial statements to disclose the operations of the company for the period from May 1, 2002 to December 31, 2002. The Company has commenced reporting in US dollars and in conformity with US Generally Accepted Accounting Principles ("US GAAP"). This is the first annual reporting period since the Company adopted US GAAP and US Currency reporting, and since we changed the year-end to December 31 from April 30.

SCHEDULE B: SUPPLEMENTARY INFORMATION

1. Analysis of expenses and deferred costs.

See attached financial statements for the quarter ended December 31, 2002.

2. Related party transactions.

See attached financial statements for the quarter ended December 31, 2002.

3. Summary of securities issued and options granted during the period:

a) Summary of securities issued during the quarter:

Pursuant to a private placement that closed on October 30, 2002, the company issued 1,289,332 units at a price of US$0.75 per unit for gross proceeds of 967,000. Each unit consists of 1 share of common stock and one-half of one non-transferable share purchase warrant. Each whole share purchase warrant entitles the holder to acquire one additional share of common stock at a price of $1.25 per share until September 12, 2003.

b) Summary of stock options granted during the quarter:

On October 8, 2002, the Company adopted a stock incentive plan (the "2002 Stock Plan") to provide incentives to employees, directors and consultants. At the Company's annual general meeting, held November 22, 2002, the Company's shareholders approved the 2002 Stock Plan, which provides for the issuance of a total of 2,200,000 shares of Common Stock with the maximum term of options being ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. As of December 31, 2002, the Company has granted 1,000,000 options to employees, directors and consultants. The options have a six-year term and vested upon issuance. At December 31, 2002, 1,200,000 options remain available for future issuance.

4. Summary of securities as at the end of the reporting period:

a) Description of authorized share capital including number of shares for each class, dividend rates on preferred shares and whether or not cumulative redemption and conversion provisions:

See attached financial statements for the quarter ended December 31, 2002.

b) Number and recorded value for shares issued and outstanding:

See attached financial statements for the quarter ended December 31, 2002.

c) Description of options, warrants and convertible securities outstanding, including any number or amount, exercise or conversion price and expiry date, and any recorded value:

There were the following options, warrants and convertible securities outstanding at December 31, 2002:

Stock Options - On October 8, 2002, the Company adopted a stock incentive plan (the "2002 Stock Plan") to provide incentives to employees, directors and consultants. At the Company's annual general meeting, held November 22, 2002, the Company's shareholders approved the 2002 Stock Plan which provides for the issuance of a total of 2,200,000 shares of Common Stock with the maximum term of options being ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. As of December 31, 2002, the Company has granted 1,000,000 options to employees, directors and consultants. The options have a six-year term and vested upon issuance. At December 31, 2002, 1,200,000 options remain available for future issuance.

A summary of the status of the Plan during fiscal 2002 is as follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of the year Granted Exercised Forfeited Options outstanding, end of the year Options exercisable, end of the year	- 1,000,000 - - 1,000,000 1,000,000	$ - 1.00 - - $ 1.00 $ 1.00

A summary of stock options outstanding at December 31, 2002 follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Average Exercise Price
$ 1.00	1,000,000	6.77 years	$ 1.00	1,000,000	$ 1.00

Warrants - As of December 31, 2002, there are 644,666 warrants outstanding exercisable at a price of $1.25 per share expiring September 12, 2003. Other than the warrants issued on the private placement during the current year, there have been no warrants issued for the years ended December 31, 2002.

Convertible securities - none.

d) Number of shares in each class of shares subject to escrow or pooling agreements:

There were no shares subject to escrow or pooling arrangements at December 31, 2002.
  Names of the directors and officers as at the date this report was signed and filed.

Directors: Officers:

W. Ray Evans - Director
Peter R. Humphrey - Director
Malcolm P. Burke - Director
Tracy A. Moore - Director
Betty Anne Loy - Director
Clive Bowen - Director

Malcolm Burke - President and CEO
Tracy A. Moore - Chief Financial Officer and Secretary

SCHEDULE C: MANAGEMENT DISCUSSION AND ANALYSIS

Overview

On May 22, 2002, the Company entered into a letter of intent with SHEP Limited ("SHEP"), Ifield Technology Limited ("Ifield") Euro Capital Markets Ltd. and Marshalsea Hydraulics Limited Executive Pension Scheme for the acquisition of all of the shares of SHEP Limited. The letter of intent was amended on July 12, 2002 and again on August 22, 2002 (collectively the "Letter Agreement"). Under the terms of the Letter Agreement, the Company committed to raising US$500,000 and a further US$1.0 million on a best efforts basis, to provide working capital for the new business. The Letter Agreement was closed and the acquisition completed on September 12, 2002.

As consideration for the purchase of 100% of the outstanding shares of SHEP Limited, the Company issued 10,600,000 shares of common stock from treasury. The Company also advanced to SHEP Limited the sum of 192,000 pounds sterling (US$292,118) for the purchase from Ifield Technology Limited (a founding investor in SHEP Limited) of additional operating assets (inventory, fixtures and intellectual property). Immediately prior to the acquisition, Inside Holdings Inc. had 9,747,948 shares of common stock outstanding. Accordingly, pursuant to generally accepted accounting principles, the acquisition of SHEP was treated as a reverse takeover. The acquisition of SHEP includes two wholly owned subsidiaries - SHEP Technology Inc., a Maine, USA company, and SHEP Technologies Inc., a Delaware, USA company, intellectual property and additional operating assets associated with the SHEP business.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis of the financial condition and operating results of the Company for the three fiscal years ended December 31, 2002, 2001 and 2000 and should be read in conjunction with the financial statements and related notes attached hereto. (See Financial Statements.) These are the results of the Shep Technologies Inc. ("STI") business acquired at September 12, 2002, which for generally accepted accounting principles in the United States of America require that the historical comparative results of the accounting acquirer become the results of the legal parent (STI - previously Inside Holdings Inc.).

The Company's financial statements included herein were prepared in accordance with generally accepted accounted principles for the United States of America. They also comply, in all material respects, without requiring material adjustments, with the with generally accepted accounted principles for Canada. Additional Income Statement and Cash Flow information has been added as note * to the financial statement as a requirement of the BC Securities Commission pertaining to the change in year end from April 30 to December 31 and the operations of STI as a stand alone entity between May 1, 2002 and September 12, 2002 (date of the Reverse Takeover).

The Company is in the development stage and has limited revenues in its last three fiscal years. In the past, the Company has acquired necessary capital through the limited issuance of its common shares, increasing indebtedness and through advances from related parties. There is no assurance that these sources will continue to be available in future operating periods.

A.    OPERATING RESULTS

Year ended December 31, 2002 Compared to Year ended December 31, 2001.

The Company's net loss for 2002 was $1,105,500 compared to a net loss in 2001 of $413,300. The loss increased due to both a decline in revenues from $374,800 to $30,700 and an increase in expenses from $623,900 to $1,166,600. Revenues resulted from a sale of prototype units sold in 2001 and early 2002. The customer's program completed early in the current fiscal year resulting in a decline in sales. Expenses increased because of new consulting fees for the CEO and CFO who joined the Company at the date SHEP Limited was acquired by the Company. Also, professional fees and management fees with respect to the operations of the UK operations of SHEP Limited and its subsidiaries and associated costs of the parent company (SHEP Technologies Inc.) for the period since the acquisition of SHEP Limited were added as at the date of the SHEP Limited acquisition (September 2002). There have also been other material changes in the nature and amount of expenses incurred relative to comparative periods such as a 119% increase in management fees, an additional $195,500 in investor relations fees (none in 2001), a 231% increase in professional fees due to the acquisition of SHEP Limited in the year, an increase in office and general fees of 93% due to assumption of office costs for the Vancouver head office and executive offices, which were not present in 2001, and an increase in labor costs associated with additional work expended in the 2002 year and the assumption of a $32,000 charge for relocation costs with respect to one employee who was moved from Maine, USA back to the England in August 2002. Also, in 2002, the Company had a stock based compensation charge of $86,000 regarding public company employee options issued in the year - none of these charges had previously been accrued in prior years while the Company was a private business. Foreign currency fluctuations did not have a significant effect on the results of operations.

Year ended December 31, 2001 Compared to Year ended December 31, 2000.

The Company's net loss for 2001 was $413,300 compared to a net loss of $323,800 for 2000. The primary reason for the increase in research and development and sales-related travel activity. 2001 was also the first year that the Company realized sales with $374,800 of sales revenue ($209,500 in gross margin). 2001 was also the first full year of operations whereas 2000 was the year of inception of the Company, with only nine months' operations plus incorporation and related administrative duties. 2001 was also the first year the Company employed a sales person, thus incurring an additional $78,800 in salaries and benefits where none were expended in the year 2000.

B.    LIQUIDITY AND CAPITAL RESOURCES

As at December 31, 2002, total cash was $4,200, current liabilities exceeded current assets by $268,100, and total liabilities exceeded total assets by $96,800. The Company has been actively seeking new investment to further its operations. In April 2003, the Company closed a private placement of $500,000 to address short-term operating requirements. The Company is actively pursuing more significant investments from a number of possible private placees.

The Company is in the development stage and expects to remain in the development stage for the current operating year. Consequently, no net funds are expected to be generated from operations in the present year.

The Company has planned capital expenditures in the form of development of a UK prototype platform vehicle for the next 12 months amounting to $2,300,000. At this time the Company is continuing discussions with a number of potential sources of funding for this and for other operating requirements in the current operating year (see Plan of Operations in Item 4.B above).

During fiscal years 2000 and 2001, the Company derived most of its operating capital from its capitalization at inception ($523,500), and by related party advances to the Company. As at December 31, 2000, the Company had been advanced $20,700 by related parties (founding stockholders) and a further $269,400 in related party advances in the year ended December 31, 2001. At December 31, 2001, the Company had a working capital deficiency of $264,000 primarily reflecting funds advanced by its founding stockholders to fund the Company's working capital requirements in the year ended December 31, 2001. In 2002, the Company was funded by additional related party advances and advances from what is now the legal parent of SHEP Limited, SHEP Technologies Inc. (previously Inside Holdings Inc.).

In advance of its acquisition by Inside Holdings Inc., SHEP Limited's founding shareholders advanced to SHEP Limited an additional $678,200, $504,300 of which was subsequently forgiven. Also, Inside Holdings Inc. advanced a $471,900 to SHEP Limited prior to closing the acquisition. In addition to these sources of funds, on October 30, 2002, the Company (formerly Inside Holdings Inc.) closed a private placement of $967,000, selling an additional 1,289,332 shares of the Company's stock. $917,000 of these funds were advanced to Inside Holdings Inc. in advance of the SHEP Limited acquisition, and $471,935 of these funds were advanced to SHEP Limited in advance of its acquisition by the Company. A further bridge loan of $60,000 was advanced to the Company just prior to December 31, 2002 to continue to fund operations to year-end.

At December 31, 2002, there was a cash balance of $4,203 in the Company, and a working capital deficiency of $268,100. The Company's current working capital is not sufficient to meet its business operating objectives (see the Plan of Operation in Item 4.B above). The Company's ability to satisfy projected working capital requirements is entirely dependent upon its ability to secure additional funding through public or private sales of securities, including equity securities of the Company. There is no assurance that the Company will be able to secure the necessary capital on terms acceptable to the Company or at all.

Operations

The Company's expenses are primarily marketing and administrative in nature and include: advertising and promotional expenses relative to the creation of new marketing materials, brochures, and presentation materials for the Company; and professional fees including legal, accounting and corporate finance relating to the acquisition of SHEP during the quarter. The change in operational expenditures is material in the nature and amount compared to expenses incurred in comparative periods.

The Company did not enter into any material agreements and made no commitments other than as described in the Overview section above.

Investor Relations

The Company did not engage in any active investor relations activities during the quarter other than to seek private equity placements from sophisticated investors based outside of North America and to design a website.

During the quarter, the Company did, however, engage Sundar Communications Group Inc. for a four-month term to develop plans for investor relations and marketing programs with a monthly retainer of US$10,000. Additionally, the Company engaged Jack Wynn & Co., Inc., a Washington, DC based publicist/press agent to package and place feature news stories in national, regional, local business, investment and trade media outlets over a term of 12 months for a monthly retainer of US$6,000.

Liquidity and Capital Resources

As of December 31, 2002 the Company had cash of US$4,253 and working capital deficiency of US$268,138. The book value of total liabilities exceeds total assets by US$96,860. During the quarter, the Company completed a private placement of US$967,000 for 1,222,666 new shares issued by the Company on October 30, 2002. Subsequent to December 31, 2002 the company placed a further two placements of US 184,250 and US$500,000.

The common shares of the Company are listed for trading on the OTC Bulletin Board in the United States where hey trade under the symbol "STLOF", and in Berlin where they trade on the * Exchange under the ticker symbol *. There is, however, no assurance that a market for the Company's shares will develop or, if a market develops, that it will continue.

Subsequent Events

On February 28, 2003, the Company completed a private placement consisting of 245,667 units at a price of US$0.75 per unit for proceeds of US$184,250. Each unit consists of one share of common stock and one-half of one non-transferable share purchase warrant whereby each whole warrant entitles the holder to acquire one additional shre of common stock at a price of US$1.25 per share for a period of one year.

On April 8, 2003, the Company completed a private placement consisting of 588,235 units at a price of US$0.85 per unit for proceeds of US$500,000. Each unit consists of one share of common stock and one-half of one non-transferable share purchase warrant whereby each whole warrant entitles the holder to acquire one additional share of common stock at a price of US$1.25 per share for a period one year. The private placement was completed pursuant to Regulation S of the Securities Act of 1933.

Liquidity and Solvency

As at the date of this report, the Company had approximately $10,000 of cash on hand which is insufficient to cover expenses of the Company. In order to fund the operations and the business plan related to the SHEP acquisition, the Company is seeking to raise additional financing by way of equity and/or debt. There can be no assurance the Company will be successful in raising additional funds on desired terms, or at all.